UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2018

Casa Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38324	75-3108867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Old River Road Andover, Massachusetts		01810
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (978) 688-6706

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On November 27, 2018, the Board of Directors (the “Board”) of Casa Systems, Inc. (the “Company”) increased the size of the Board from seven to eight directors and, upon the recommendation of its independent members, appointed Michael T. Hayashi to fill the newly created vacancy, effective immediately. Mr. Hayashi was designated as a Class III director in accordance with the Company’s Amended and Restated Bylaws to serve until the Company’s 2020 Annual Meeting of Stockholders and thereafter until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. In connection with his appointment to the Board, Mr. Hayashi was appointed to the Board’s Audit Committee, effective immediately. The Board also determined that Mr. Hayashi is “independent” as contemplated by The Nasdaq Listing Rules.

Mr. Hayashi served as a Partner at Jinsei 2.0 Consulting, a technology and business consulting services firm focusing on the cable industry, from April 2015 to December 2017. Prior to his work at Jinsei, Mr. Hayashi spent more than twenty years at Time Warner Cable, Inc., a cable television service provider, and most recently served as the Executive Vice President, Architecture, Development and Engineering from 2010 to March 2015. Mr. Hayashi previously served at Time Warner as Senior Vice President, Advanced Engineering and Subscriber Technologies from 2000 to 2010, and as Vice President, Advaned Engineering from 1993 to 2000. He has served on the board of directors of Espial Group Inc., a publicly-traded software development company, since April 2015 and previously served on the board of directors of Mindspeed Technologies, Inc., a semiconductor supplier, from August 2005 until its acquisition by MACOM Technology Solutions Holdings, Inc. in December 2013. Mr. Hayashi has a B.S. in engineering from Harvey Mudd College and an M.B.A. from The Ohio State University. The Company believes that Mr. Hayashi is qualified to serve on the Board as a result of his significant leadership experience in the telecommunications industry.

Mr. Hayashi will be entitled to receive compensation for his service as a non-employee director in accordance with the Company’s non-employee director compensation program. Under this program, Mr. Hayashi will be entitled to receive (i) annual compensation of $150,000, to be paid, at the discretion of the Board, in the form of cash or cash-settled or stock-settled restricted stock units (“RSUs”), for the number of shares of the Company’s common stock equal to $150,000 divided by the closing price of the common stock on The Nasdaq Global Select Market on the date of grant, with such RSUs scheduled to vest on the one-year anniversary of the date of grant, with full acceleration of vesting upon a change in control of the Company, and (ii) annual cash compensation of $50,000 and $10,000 as a member of the Board and the Audit Committee of the Board, respectively. In addition, Mr. Hayashi received an initial equity grant of RSUs for 20,256 shares of the Company’s common stock, which is equal to $300,000 divided by the closing price of the common stock on The Nasdaq Global Select Market on the date of Mr. Hayashi’s appointment to the Board, which are scheduled to vest on a quarterly basis, over a period of three years after the date of grant, with full acceleration of vesting upon a change in control of the Company and may be settled in the form of stock or cash at the election of the Board.

There are no arrangements or understandings between Mr. Hayashi and any other person pursuant to which he was elected as a director. There are no transactions in which Mr. Hayashi has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Hayashi entered into an indemnification agreement with the Company, in the form filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-221658), filed with the Securities and Exchange Commission on November 17, 2017. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Mr. Hayashi for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASA SYSTEMS, INC.

Date: November 30, 2018	By:	/s/ Jerry Guo
Jerry Guo
President, Chief Executive Officer and Chairman